UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2013

MYREXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34275	26-3996918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Xstelos Holdings, Inc. 630 Fifth Avenue, Suite 2260 New York, NY		10020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 214-7800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2013, Myrexis, Inc. (the “Company”) and Xstelos Corp. (“Xstelos”), a wholly owned subsidiary of Xstelos Holdings, Inc., entered into a stock purchase agreement (the “Stock Purchase Agreement”).  Pursuant to terms of the Stock Purchase Agreement, the Company has agreed to issue and sell to Xstelos 7,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), representing approximately 20% of all outstanding Common Stock after giving effect to such sale (the “Sale”).  After giving effect to the Sale, the Company has 34,479,051 shares of Common Stock outstanding.  The shares were sold for an aggregate purchase price of approximately $250,000, the net proceeds of which are expected to be used for general corporate purposes.  The consideration paid by Xstelos was based, in part, on the Company’s available cash of approximately $870,000 after giving effect to liabilities due prior to March 31, 2013, services to be provided by Xstelos pursuant to the terms of an Intercompany Services Agreement (defined and described below) as well as consent provided by Xstelos to allow Jonathan M. Couchman to serve as the Company’s Chief Financial Officer.  The Sale was approved by the Company’s disinterested director.  Jonathan M. Couchman, the Company’s President, Chief Executive Officer and Chief Financial Officer, is the President, Chief Executive Officer and Chief Financial Officer of Xstelos Holdings, Inc.  Steven D. Scheiwe, a member of the Board of Directors, serves on the Board of Directors of Xstelos Holdings, Inc.  The Sale was approved by the Board of Directors for purposes of Section 203 of the Delaware General Corporation Law.

In connection with the Sale, the Company entered into a letter agreement (the “Letter Agreement”) dated February 27, 2013 with Xstelos, pursuant to which the Company granted to Xstelos an exemption under Section 29 of the Company’s Tax Benefits Shareholder Rights Agreement, embodying a shareholder rights plan adopted on March 29, 2012 to protect the use of the Company’s net operating losses and certain other tax attributes. Under the exemption, Xstelos must not at any time represent more than the lesser of (i) 30% of the Common Stock and (ii) the maximum percentage ownership of Common Shares from time to time such that an ownership change would not have occurred for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

On February 27, 2013, the Company and Xstelos entered into an Intercompany Services Agreement.  Pursuant to the Intercompany Services Agreement, Xstelos agreed to provide the Company with certain administrative, management, accounting and information services for one year in exchange for a fee of $25,000.  The Services Agreement will terminate upon 30 days upon written notice given to the other party.  Xstelos is a wholly owned subsidiary of Xstelos Holdings, Inc.  Jonathan M. Couchman, the Company’s President, Chief Executive Officer and Chief Financial Officer, is the Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of Xstelos Holdings, Inc.  Steven D. Scheiwe, a member of the Board of Directors, serves on the Board of Directors of Xstelos Holdings, Inc.  Following closing of the Sale, Xstelos beneficially owns approximately 20% of the Company’s outstanding Common Stock.

The Intercompany Services Agreement was approved by the Company’s disinterested director and Xstelos will be subject to the supervision and control of the Company’s disinterested director while performing its obligations under the Intercompany Services Agreement.

Item 3.02	Unregistered Sale of Equity Securities.

The information in Item 1.01 above regarding the Stock Purchase Agreement is incorporated herein by reference.  The shares of Common Stock to be issued to Xstelos pursuant to the Stock Purchase Agreement will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.  The shares of Common Stock to be issued to the Xstelos pursuant to the Stock Purchase Agreement may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 1, 2013, Jonathan M. Couchman was appointed Chief Financial Officer of the Company.  Mr. Couchman, age 43, currently the President and Chief Executive Officer of the Company, also serves as Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of Xstelos Holdings, Inc., (OTCQB: XTLS) and has served in such capacity since January 23, 2012.  Previously, Mr. Couchman served as Chairman of the Board, beginning in February 2006, President and Chief Executive Officer, beginning in January 2009, and Chief Financial Officer, beginning August 2009, of Footstar, Inc. until January 2012.  Mr. Couchman also previously served as a director of Golf Trust of America, now known as Pernix Therapeutics.  He is the Managing Member of Couchman Capital LLC, the general partner and investment manager of Couchman Investments LP, a private investment partnership established in 2001 and the investment manager of Couchman International Ltd., a private partnership established in 2001. He holds a Bachelor of Science in Finance from the California State University at Chico.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2013	MYREXIS, INC.

	By:	/s/ Jonathan M. Couchman
		Name:	Jonathan M. Couchman
		Title:	Chairman, President, Chief Executive Officer and Chief Financial Officer